Exhibit 10.1
[American Medical Systems Letterhead]
July 31, 2007
Barry Caldwell
Chief Executive Officer
Iridex Corporation
1212 Terra Bella Avenue
Mountain View, CA 94043
Dear Barry:
This letter serves to amend the Letter Agreement dated June 27, 2007 between Laserscope and Iridex. The reference to July 31, 2007 in the second sentence of the third paragraph of such Letter Agreement is hereby changed to August 10, 2007 so that such sentence is now amended and restated in its entirety to read as follows: Iridex will pay all outstanding invoices in full, plus accrued interest, upon the earlier of (a) two (2) business days following the closing of its contemplated equity financing of approximately $5 million or (b) August 10, 2007.
For purposes of clarity, as a result of the change of the date referred to above, the required $400,000 weekly payments will continue through August 10, 2007.
Except as specifically provided herein, the Letter Agreements remains unchanged and in full force and effect. Please acknowledge your agreement to the terms and conditions set forth in this letter by signing a copy of this letter and returning it to me.
Very truly yours,
LASERSCOPE
/s/ John F. Nealon
John F. Nealon
Senior Vice President, Business Development
Acknowledged and Agreed to as of
July 31, 2007
IRIDEX CORPORATION

By:	/s/ Barry G. Caldwell
Barry Caldwell
Chief Executive Officer